Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Stacey Fisher, Pure Communications
(305) 335-9577
EPIX Pharmaceuticals Announces Third Quarter Financial Results
Recent Achievements Include Positive Data in Obesity and PH with COPD,
Milestones Reached with GSK and CFFT
LEXINGTON, Mass — November 6, 2007 — EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) today reported financial results for the third quarter ended September 30, 2007.
“This was a significant quarter for EPIX — one that was marked by clinical successes, pipeline progress and corporate growth,” said Michael G. Kauffman, M.D., Ph.D., chief executive officer of EPIX. “We are excited by the results of our Phase 1b clinical trial of PRX-07034 in obesity and our Phase 2a clinical trial of PRX-08066 in patients with pulmonary hypertension (PH) associated with COPD. We’ve also achieved key milestones under our strategic collaborations with GlaxoSmithKline and Cystic Fibrosis Foundation Therapeutics, and have completed enrollment into both our Phase 2b trial of PRX-00023 in major depressive disorder and our Phase 2a trial of PRX-03140 in Alzheimer’s disease. We are continuing to advance our programs on-schedule and deliver on key corporate goals.”
EPIX Recent Corporate Highlights:
Positive Phase 1b Weight Loss Data for PRX-07034 in Obesity
In October, EPIX announced statistically significant results (p <0.005) from its Phase 1b clinical trial of PRX-07034, the company’s internally-discovered, novel 5-HT6 antagonist being developed for obesity, Alzheimer’s disease and cognitive impairment associated with schizophrenia. Findings from the randomized, double-blind, placebo-controlled trial of 21 obese, but otherwise healthy, adults demonstrated that patients taking PRX-07034 (n=11) for 28 days lost an average of 0.45 kg, while patients on placebo (n=10) gained 1.37 kg during this period. An increase in corrected QT wave interval was apparent at the dose tested but, based on pre-clinical data, the company believes that this effect can be reduced by continuing the development of the compound in an isomeric (i.e., one enantiomer) form rather than the racemic form used in this trial.
Clinical Program Updates

In October, EPIX also provided key clinical program updates. EPIX announced the completion of patient enrollment in its Phase 2b trial of PRX-00023 in major depressive disorder (MDD). The company expects to announce study results in the first quarter of 2008. Further, EPIX announced that it completed patient enrollment and expects to report findings from its Phase 2a clinical trial of PRX-03140 in Alzheimer’s disease by the end of 2007.
Final data from Phase 2a clinical trial of PRX-08066
In August, EPIX announced final results from its Phase 2a clinical trial of PRX-08066 in patients with pulmonary hypertension (PH) associated with chronic obstructive pulmonary disease (COPD). This randomized, double-blind, placebo-controlled trial of 71 patients resulted in statistically significant (p=0.043) reductions in systolic pulmonary artery pressure (SPAP). Responder (defined as greater than or equal to a 4mmHg drop in SPAP) rates were 45% on 400 mg once-daily vs. 14% on placebo. PRX-08066 also was well-tolerated and demonstrated the potential for co-administration with other therapies. Based on the top-line results from this trial, the company intends to continue the development of PRX-08066 as a first-in-class 5-HT2B antagonist in PH associated with COPD.
Expansion of Regulatory Affairs Management Team
In August, EPIX announced the expansion of the company’s research and development team with the appointment of Margaret Uprichard, PharmD, to the position of senior vice president, regulatory affairs and quality. Dr. Uprichard is now responsible for leading all regulatory affairs activities for the company, including developing and maintaining effective regulatory strategies for EPIX’s five lead product candidates currently in clinical trials.
Milestone Achievements with GlaxoSmithKline
Under its collaboration with GlaxoSmithKline (NYSE:GSK), EPIX announced in August and November that it reached initial milestones related to the first and second of three discovery stage programs. Using its proprietary, integrated computational-medicinal chemistry approach to drug discovery, EPIX identified three lead candidates to move forward into lead optimization in each of these first two collaborative G-protein coupled receptor (GPCR) discovery programs. In addition to the three joint discovery programs, EPIX and GSK maintain a joint focus on developing PRX-03140, EPIX’s proprietary 5-HT4 agonist, for the treatment of Alzheimer’s disease. The companies are continuing their efforts on the three discovery program targets, as well as on the achievement of key milestones across all collaborative programs.
Third Milestone Achievement with Cystic Fibrosis Foundation Therapeutics (CFFT)
As part of its collaboration with CFFT, EPIX announced in August that it had successfully identified a hit compound that corrects the functionality of the Cystic Fibrosis Transmembrane conductance Regulator (CFTR) ion channel in a cell-based model system. A mutation in the CFTR gene is one of the key factors that ultimately lead to the symptoms, complications and premature mortality in people with CF.
Approval of Vasovist in Turkey and Marketing Launch in Canada
EPIX is also announcing that its novel blood pool imaging agent Vasovist has been approved for marketing in Turkey and that marketing of Vasovist has been launched by its partner Bayer HealthCare Pharmaceuticals in Canada. Vasovist is now approved for marketing in more than

30 countries worldwide, including all 27 member states of the European Union, Norway, Iceland, Switzerland, Australia and Canada. EPIX is making progress in its discussions with the FDA regarding its NDA for Vasovist and expects to initiate its re-read protocol and analysis in early 2008.
Financial Results
Net loss for the third quarter of 2007 was $12.9 million, or $0.39 per share, versus $133.1 million, or $6.00 per share, for the same period in 2006. The decrease in the net loss was primarily due to a non-recurring charge of $123.5 million recorded for in-process research and development in the third quarter of 2006.
Total revenues in the third quarter of 2007 were $5.3 million, compared to $1.3 million in the third quarter of 2006. Research and development expenses totaled $14.9 million in the third quarter of 2007, compared to $7.9 million in the third quarter of 2006. The increase in research and development expenses was primarily attributable to expenses associated with the company’s five ongoing clinical development programs, as well as preclinical programs and internal costs, which began after the acquisition of Predix Pharmaceuticals Holdings, Inc. was completed on August 16, 2006.
General and administrative expense was $3.6 million in the third quarter of 2007 compared to $3.1 million in the third quarter of 2006. The increase in general and administrative expense was primarily due to costs associated with the increase in personnel and infrastructure relating to the Predix acquisition. Additionally, EPIX incurred greater legal expenses, including for patent-related matters, due to the increased complexity of the post-merger company.
As of September 30, 2007, EPIX had cash, cash equivalents and short-term investments of $66.1 million compared to $109.5 million on December 31, 2006. Management estimates that cash, cash equivalents and marketable securities on hand as of September 30, 2007, together with anticipated revenue earned in 2007 and 2008, will fund operations through 2008.
EPIX currently has $100.0 million of convertible debt outstanding. Approximately 32.9 million shares of common stock were outstanding at September 30, 2007. On October 29, 2007, EPIX issued 3,167,000 common shares and paid approximately $5.8 million in cash in full satisfaction of the second and final milestone payment to the former Predix shareholders.
Dr. Kauffman added, “We are looking forward to continuing our progress and delivering on additional corporate milestones. By the end of the year, we expect to announce the results of our Phase 2a trial of PRX-03140 in Alzheimer’s disease. Moving into 2008, we anticipate continued achievements and are on-schedule to report our Phase 2b trial results of PRX-00023 in depression in the first quarter of that year.”
Upcoming Milestones
•	Results from Phase 2a trial of PRX-03140 in Alzheimer’s disease expected 4Q07
•	Initiation of Phase 2b right-heart catheter study in PRX-08066 program expected 1Q08

•	Results from Phase 2b trial of PRX-00023 in major depressive disorder expected 1Q08
•	Initiation of Phase 2b trial of PRX-03140 in combination with Aricept® in Alzheimer’s disease expected 1H08
Scheduled Upcoming Investor Events
•	JMP Securities Conference, Boston, Nov. 13, 2007
•	Lazard Conference, New York, Nov. 27-28, 2007
•	RBC Capital Markets Healthcare Conference, New York, Dec. 12 -13, 2007
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen, Cystic Fibrosis Foundation Therapeutics and Bayer Schering Pharma AG, Germany. For more information, please visit the company’s website at www.epixpharma.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance, regulatory and business strategies, the progress of our clinical development program and timing of the results of our clinical trials, strategic collaborations and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; failure to obtain the financial resources to complete development of product candidates; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products, particularly EP-2104R; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Revenues	$5,340	$1,346	$9,051	$4,403

Operating expenses:
Research and development	14,930	7,881	43,211	14,882
In-process research and development	—	123,500	—	123,500
General and administrative	3,560	3,146	16,652	7,346
Royalties	204	32	341	104
Restructuring	—	283	350	633

Total operating expenses	18,694	134,842	60,554	146,465

Operating loss	(13,354)	(133,496)	(51,503)	(142,062)
Other income, net	423	437	1,077	1,407
Provision for income taxes	—	32	58	119

Net loss	$(12,931)	$(133,091)	$(50,484)	$(140,774)

Net loss per share, basic and diluted	$(0.39)	$(6.00)	$(1.54)	$(7.92)

Weighted average number of shares outstanding, basic and diluted	32,850	22,193	32,765	17,771

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	September 30,	December 31,
	2007	2006
	(unaudited)

Cash, cash equivalents and marketable securities	$66,057	$109,543
Total assets	83,075	125,027
Convertible debt	100,000	100,000
Total liabilities	161,510	157,049
Stockholders’ deficit	(78,435)	(32,021)